Exhibit 10.4

COMMUNITY HEALTHCARE TRUST

INCORPORATED

FOURTH AMENDED AND RESTATED

EXECUTIVE OFFICER INCENTIVE PROGRAM

1.             Purpose. The Community Healthcare Trust Incorporated Amended and Restated 2024 Incentive Plan (the “Plan”) was adopted to promote the interests of Community Healthcare Trust Incorporated (the “Company”) and its stockholders by:

•	strengthening the Company’s ability to attract and retain Eligible Persons and to motivate such individuals by means of performance-related incentives to achieve long-range performance goals;

•	enabling such Eligible Persons to participate in the long-term growth and financial success of the Company and encouraging stock ownership in the Company by such individuals; and

•	linking the compensation of such Eligible Persons to the long-term interests of the Company and its shareholders.

This Fourth Amended and Restated Executive Officer Incentive Program is being adopted in accordance with the Plan and is intended to further the purposes of the Plan by providing incentives to the Company’s executive officers that are designed to reward individual performance, the achievement of specific Company-level financial goals and total shareholder return.

2.            Definitions. Capitalized terms used herein, but not defined, shall have the meanings attributed to such terms in the Plan.

3.            Participation. The Participants in this Fourth Amended and Restated Executive Officer Incentive Program are the Eligible Persons who are executive officers of CHCT or its Affiliates or Subsidiaries and who have been named by the Committee to participate in this program.

4.            Awards. Awards may be in the form of cash, restricted stock, or RSUs as outlined below and may be granted to each Participant upon the Committee’s determination and in its discretion and shall be subject to such vesting periods as outlined below. Awards shall generally be of the following types:

“Individual Performance Awards” (“IPA”) are in the discretion of the Committee and shall be for the purposes of: (i) rewarding a Participant’s individual efforts in contributing to the success of the Company and the Participant’s demonstration of competency within his or her job description and requisite skill sets and (ii) retaining the Participant as an executive officer of the Company. The Committee anticipates that Participants will have the opportunity to earn an IPA each year. The Company will generally target the IPA for each Participant to be approximately 30% of such Participant's target annual incentive compensation with the ability for the IPA to have a payout of up to 150% of target.

“Company Performance Awards” (“CPA”) shall be based on specific Company performance targets. The Committee may determine, in its discretion, the particular financial and/or operating metrics to be targeted, which may include, but are not limited to funds available for distribution, adjusted funds from operations, dividend payout coverage, debt to total capitalization, payout percentages, etc. The measurement period shall be four consecutive quarters ending on June 30 of each year or such date as the Committee may determine. The Committee anticipates that Participants will have the opportunity to earn Company Performance Awards each year. The Company will generally target three performance metrics during any given measurement period and the CPA for each Participant to be approximately 70% of such Participant’s target annual incentive compensation. Each of the above CPA metrics will have a Threshold Level, Target Level, and Maximum Level corresponding to a payout ratio of 50%, 100%, and 150%, respectively of the Participant’s annual incentive target. In the event that the CPA metric falls between the Threshold Level and the Target Level, the payout ratio shall be determined using straight line linear interpolation between the Threshold Level and Target Level payout ratios specified above; and in the event that the CPA metric falls between the Target Level and the Maximum Level, the payout ratio shall be determined using straight line linear interpolation between the Target Level and Maximum Level payout ratios specified above. The Committee will set the Threshold, Target and Maximum Levels within 90 days of the start of each annual incentive period, or such other appropriate time as determined by the Committee. Performance below the Threshold Level will result in 0% payout for that Company Metric.

“Long Term Incentive Plan (LTIP) Awards” may be awarded in such amount and pursuant to such terms and conditions (to the extent consistent with the Plan) as the Committee may determine and as set forth in the applicable award agreement to be entered into with the Participant. LTIP Awards shall be for the purposes of: (i) attracting and retaining executive officers who will contribute to the future success of the Company, and (ii) aligning executive incentive compensation with increases in stockholder value. The Committee anticipates that LTIP Awards will consist of time-based RSUs with a three-year service period and performance-based RSUs with a three-year performance period. The Committee will generally target the time-based RSUs for each Participant to be approximately 35% of such Participant’s target long term incentive compensation and the performance-based RSUs for each Participant to be approximately 65% of such Participant’s target long term incentive compensation. The Committee has the discretion to set the performance targets for the performance-based RSUs, which may include, but are not limited to total shareholder return (“TSR”) and relative TSR. Each LTIP performance metric will have a Threshold Level, Target Level, and Maximum Level corresponding to a vesting percentage of 50%, 100%, and 200%, respectively. In the event that the LTIP performance metric falls between the Threshold Level and the Target Level, the payout ratio shall be determined using straight line linear interpolation between the Threshold Level and Target Level payout ratios specified above; and in the event that the LTIP performance metric falls between the Target Level and the Maximum Level, the payout ratio shall be determined using straight line linear interpolation between the Target Level and Maximum Level payout ratios specified above. Performance below the Threshold Level will result in 0% vesting for that LTIP performance metric.

The Committee shall have the discretion to alter the administration of awards under this Fourth Amended and Restated Executive Officer Incentive Program at any time prior to the grant of any such award, in accordance with Section 3 of the Plan.

5.            Transition Matters for IPA and CPA. The IPA and CPA for the performance period running from July 1, 2023 to June 30, 2024 shall continue to be governed by the Second Amended and Restated Executive Officer Incentive Program. The IPA and CPA for performance periods beginning on or after July 1, 2024 shall be governed by this Fourth Amended and Restated Executive Officer Incentive Program.

6.            Restricted Stock Election Awards. At the election of the Participant, the Participant may use any Individual Performance Awards and/or Company Performance Awards paid in cash under this Fourth Amended and Restated Executive Officer Incentive Plan to purchase restricted stock, of the Company in accordance with the terms and provisions of the Plan and the Company’s Alignment of Interest Program, as amended.

7.            Termination of Employment. In the event of termination of a Participant’s employment, the disposition of any unvested Awards will be determined in accordance with such Participant’s written employment agreement and Award Agreement, if applicable. If a Participant is not employed pursuant to a written employment agreement and voluntarily terminates his or her employment, or is terminated for Cause (as such term is defined in the Plan), such Participant will forfeit any unvested Awards. If a Participant is not employed pursuant to a written employment agreement and such employment is terminated by the Company without Cause, or by reason of Participant’s death, Disability or retirement (upon attainment of eligibility to retire in accordance with any applicable Company policy then in effect) all unvested Awards will continue to vest pursuant to the Restricted Stock Agreement such stock is subject to. The provisions of Section 23 of the Plan will govern in the event of a Change of Control and are not intended to be altered by this Section 7. Notwithstanding the foregoing, for any Participant who is subject to Code Section 162(m) compensation restrictions, no unvested Awards which are intended to be performance-based compensation under Code Section 162(m) shall vest unless the performance goals have been satisfied on a pro rata basis by the termination date.

8.            Amendments. The Committee may from time to time amend or modify this Fourth Amended and Restated Executive Officer Incentive Program, provided that no such action shall adversely affect Awards previously granted hereunder.

9.            Survival. This Fourth Amended and Restated Executive Officer Incentive Program shall continue in effect as long as the Plan is in effect or until terminated by the Committee.

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